Exhibit 23.1

CONSENT OF COLLARINI ASSOCIATES.

As independent oil and gas consultants, Collarini Associates, hereby consents to the incorporation by reference of all references to our firm and information from our reserves report dated February 27, 2013, entitled “Forecast of Production and Revenue in and related to the Bayou Couba Field located in St. Charles Parish, Louisiana for American Natural Energy Corp. as of January 1, 2013”, included in or made a part of the American Natural Energy Corporation Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission on or about April 1, 2013, and our summary report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

Houston, Texas	Collarini and Associates
March 13, 2013
By: /s/ Mitch Reece
Mitch Reece, P.E.
President